Exhibit 10.45

Kellogg Company

Restricted Stock Unit Terms and Conditions

Type of Award: Restricted Stock Unit (“RSU”) grants are typically provided on an ad hoc basis to key employees, upon the approval of the Compensation Committee of the Board of Directors or an appropriately designated proxy.

Vesting: RSUs become unrestricted and no longer subject to forfeiture and vest on the third anniversary of the grant date, but the Compensation Committee may impose such other vesting conditions on RSU grants as it determines in its sole discretion at the time of grant. Employees generally will immediately forfeit any non-vested RSUs if they are no longer employed by the Company or any Subsidiary for any reason other than death, Disability, Retirement or Change in Control (each, as defined in the Company’s applicable Long-Term Incentive Plan (the “Plan”). RSUs generally will become fully vested if an employee’s employment terminates because of death, Disability, Retirement or in certain situations, Change in Control (as described below) prior to a vesting date. This restricted stock unit award will be forfeited if the participant is terminated for any other reason.

Change in Control: Notwithstanding the above, in the event of a Change in Control, all outstanding RSU grants will fully vest immediately as of the Change in Control and will be considered fully earned and will be payable promptly as practicable following the Change in Control if the grants have not been assumed or replaced by a Substitute Award, as defined below.

An award will qualify as a Substitute Award (“Substitute Award”)if it is assumed by any successor corporation, affiliate thereof, person or other entity, or replaced with awards that, solely in the discretionary judgment of the Compensation Committee preserves the existing value of the outstanding RSU grants at the time of the Change in Control and provide vesting and payout terms, as applicable, that are at least as favorable to participants as vesting and payout terms applicable to the RSU grants (including the terms and conditions that would apply in the event of a subsequent Change in Control).

If and to the extent that RSU grants are assumed by the successor corporation (or affiliate, person or other entity thereto) or are replaced with Substitute Awards, then all such Substitute Awards thereof shall remain outstanding and be governed by their respective terms and the provisions of the applicable plan.

If an RSU Award is assumed or replaced with a Substitute Award and the participant’s employment with the Company is thereafter terminated by (i) the Company or successor, as the case may be, for any reason other than Cause (as defined in the Plan); or (ii) a participant eligible to participate in the Kellogg Company Change of Control Severance Policy for Key

Executives, for Good Reason (as defined in that Policy), in each case, within the two year period commencing on the date of the Change in Control, then all Substitute Awards for that participant will fully vest immediately as of the date of such participant’s termination and will be considered fully earned and will be payable promptly as practical following the date of such termination.

The Compensation Committee of the Board of Directors may make additional adjustments or settlements of outstanding Awards as it deems appropriate and consistent with the Plan’s purposes, including adjustments related to adverse tax consequences for participants or the Company.

Payment: RSUs will be paid upon vesting in shares of Kellogg Company common stock based on the applicable number of vested RSUs unless Kellogg Company determines otherwise (see ‘Tax and Legal Issues’ below). Until the time of vesting, no shares of common stock will be issued for the RSUs. In the event that the RSUs are characterized as deferred compensation for purposes of Section 409A of the Internal Revenue Code, payment of the RSUs will be made in a manner that complies with Section 409A, which may include a six-month delay in payment if payment is triggered as a result of a separation from service from Kellogg Company.

Dividends: Dividends will be not earned or deemed earned on the RSUs.

Voting: The RSUs will not give their holder any voting rights, or any other right of a holder of Kellogg Company common stock. The shares of Kellogg Company common stock that are issued for the RSUs upon vesting will have voting rights.

Taxes: Prior to payment of the RSUs, Kellogg Company shall have the power and right to deduct or withhold or require the participant to remit to Kellogg Company an amount sufficient to satisfy any tax withholding obligation of the Company. In general, income taxes will be due when the shares underlying the RSUs are paid based on the Fair Market Value (as defined in the Plan) of the shares on the payment date. Income recognized in connection with the payment of RSUs will be considered taxable compensation and will be included in W2 income for U.S. employees, T4 income for Canadian employees or the appropriate tax reporting form for other employees. Employees may pay withholding taxes by selling shares on the market, subject to the limitations of applicable law, or by electing to have Kellogg Company withhold shares (and delivering to the participant the net shares of common stock) having a Fair Market Value equal to the amount sufficient to satisfy Kellogg Company’s minimum statutory withholding obligations. Taxes include Federal or national, social insurance or FICA taxes, state and local, if applicable and as required by local requirements.

Administration: Participants will not receive stock certificates when the RSUs vest. The shares of Kellogg Company common stock issued in payment for the RSUs will initially be held via book entry at Merrill Lynch. Those shares will be registered in the employee’s name. Employees can change the registration of the shares after the vesting period. Contact Merrill Lynch within in the U.S. at 1-866-866-4050 or outside the U.S. at 1-609-818-8669.

Communication: Each participant will be provided with a written confirmation of the RSU award and a summary of plan provisions. Participants will also receive a notice after vesting and payment of the RSUs that explains the number of shares issued as well as the number of shares to be sold to pay the withholding tax.

Disposition at Vesting: After the shares are issued, participants can leave the shares with Merrill Lynch, ask Merrill Lynch to sell the shares, have a certificate issued to the participant or have the shares electronically transferred to another broker. Certain fees may apply to selling or transferring shares – contact Merrill Lynch for details.

Benefits: RSU grants and income recognized in connection with payments in respect thereof will not be included in earnings for the purposes of determining benefits, including defined benefit pension, defined contribution retirement, disability, life insurance and other survivor benefits.

Insiders: Insiders cannot dispose of the shares issued without prior approval of the Legal Department and will be subject to any applicable blackout restrictions.

Tax and Legal Issues: Prior to vesting, the Company reserves the right to replace the RSU granted with a cash equivalent benefit if there are any adverse tax or legal consequences for either the employee or Company related to the ownership of Kellogg Company shares (generally for participants outside North America). This award is also otherwise subject to the terms and conditions of the Plan which prevails in the event of any inconsistency.

Clawback: If at any time (including after the vesting date but prior to payment) the Committee, including any person authorized pursuant to Section 3.2 of the Plan (any such person, an “Authorized Officer”), reasonably believes that a participant has committed an act of misconduct as described in this Section, the Committee or an Authorized Officer may suspend such participant’s right to participate in an Award pending a determination of whether an act of misconduct has been committed. If the Committee or an Authorized Officer determines such participant has engaged in any activity that is contrary or harmful to the interests of the Company or any of its subsidiaries, including, but not limited to, (i) conduct relating to employment for which either criminal or civil penalties may be sought, (ii) breaching a fiduciary duty or deliberately disregarding any of the Company’s (or any of its subsidiaries’) policies or code of conduct, (iii) violating the Company’s insider trading policy, (iv) accepting employment with or serving as a consultant, advisor, or in any other capacity to an entity or person that is in competition with or acting against the interests of the Company or any of its subsidiaries, (v) directly or indirectly soliciting, hiring, or otherwise encouraging any present, former, or future employee of the Company or any of its subsidiaries to leave the Company or any of its subsidiaries, (vi) disclosing or misusing any confidential information or material concerning the Company or any of its subsidiaries, or (vii) participating in a hostile takeover attempt of the

Company, then the grant of RSU’s under the Plan and all rights thereunder shall terminate immediately without notice effective the date on which such participant performs such act of misconduct, unless terminated sooner by operation of another term or condition of this award or the Plan. In addition, if the Committee determines that a participant engaged in an act of fraud or intentional misconduct during employment that caused the Company to restate all or a portion of the Company’s financial statements (“Misconduct”), such participant may be required to repay to the Company, in cash and upon demand, any payment in shares from the RSU Award made during the plan year of the misstatement. The return of RSU payments is in addition to and separate from any other relief available to the Company due to Misconduct. For anyone who is an executive officer for purposes of Section 16 of the Exchange Act, the determination of the Committee shall be subject to the approval of the Board of Directors.

The rights contained in this section shall be in addition to, and shall not limit, any other rights or remedies that the Company may have under law or in equity, including, without limitation, (i) any right that the Company may have under any other Company recoupment policy or other agreement or arrangement with a participant, or (ii) any right or obligation that the Company may have regarding the claw back of “incentive-based compensation” under Section 10D of the Securities Exchange Act of 1934, as amended (as determined by the applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission).

Assignability and Transfer: RSUs may not be assigned, transferred, sold, exchanged, encumbered, pledged or otherwise hypothecated or disposed of, except as provided in the Plan.

These terms and conditions are subject to the terms and conditions of the Plan, and any additional terms and conditions as determined by the Compensation Committee of the Board of Directors. Updated February 2013.